Exhibit 10.42

global settlement AGREEMENT

THIS GLOBAL SETTLEMENT AGREEMENT (the “Agreement”) is made as of April 18, 2019 (the “Effective Date”) by and among Delcath Systems, Inc. (“Plaintiff” or the “Company”), Iroquois Capital Investment Group, LLC (“Iroquois Capital”), Iroquois Master Fund Ltd. (“Iroquois Master”), and FirstFire Global Opportunities Fund LLC (“FirstFire” and with Iroquois Capital and Iroquois Master, “Defendants” each of which is a “Defendant” and with Plaintiff, the “Parties” each of which is a “Party”).

RECITALS

A.On or about February 9, 2018, Defendants and twelve other parties (the “Consenting Warrant Holders” and with Defendants, the “Warrant Holders”) purchased Series D Warrants to Purchase Two Shares of Common Stock (the “Warrants”) which Plaintiff issued pursuant to a prospectus and related documents filed with the United States Securities and Exchange Commission.

B.Plaintiff later identified what it has alleged is an erroneous cross-reference in the Warrants.

C.In late 2018, Plaintiff offered the Warrant Holders an opportunity to exchange their Warrants for shares of common stock in the Company pursuant to an exchange agreement (the “Exchange Agreement”).

D.As of March 26, 2019, eleven of the Consenting Warrant Holders had executed the Exchange Agreement.

E.On March 26, 2019, Plaintiff commenced an action against Defendants and the twelfth Consenting Warrant Holder in Supreme Court of the State of New York, New York County, captioned Delcath Systems, Inc. v. Iroquois Capital Investment Group LLC, et al., Index No. 651749/2019 (the “Reformation Action”). The Reformation Action sought to reform the Warrants in the manner that Plaintiff contends is their intended meaning. The twelfth Consenting Warrant Holder subsequently executed the Exchange Agreement.

F.As of the date of this Agreement, Defendants are the only Warrant Holders who have not executed the Exchange Agreement and they are the only Defendants in the Reformation Action.

G.The Parties desire to resolve the Reformation Action without further litigation and, after arm’s length negotiations, have agreed to the settlement set forth in this Agreement.

SETTLEMENT TERMS

For good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree to the following terms:

1.	Representations and Warranties of the Parties

Each of the Parties represents and warrants as follows:

(a)such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out the obligations it imposes and to consummate the transactions it requires to be consummated (the “Transactions”);

(b)the execution, delivery and performance by such Party of its obligations hereunder and consummation by such Party of the Transactions have been duly authorized by all necessary actions on the part of such Party;

(c)this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms; and

(d)the execution, delivery and performance by such Party of its obligations hereunder will not be ultra vires or violate, conflict with or result in the breach of any provision of the organizational documents of such Party.

2.	Settlement Terms

In consideration of this Agreement:

(a)On the Effective Date, Defendants shall surrender the Warrants to the Company and shall thereupon waive all of the rights granted by or in connection with the Warrants;

(b)On the Effective Date, Defendants shall waive any and all rights under the Defendants’ respective Stock Purchase Agreements dated as of February 9, 2018 with respect to participation in the Company’s future common stock offerings;

(c)Within three business days of the Effective Date, Plaintiff shall pay Defendants’ counsel one-fifth of the reasonable, documented, out-of-pocket fees, costs, and expenses Defendants’ counsel incurred in connection with the Reformation Action and this Agreement, the total of which shall not exceed $50,000.00 (“Defendants’ Legal Fees”);

(d)Plaintiff shall pay Defendants $400,000.00 (the “Settlement Payment”); provided, however, that this payment will be made only if Plaintiff secures and closes financing in the form of a Private Investment in Public Equity or similar-type transaction (“PIPE Financing”) such that Plaintiff can continue its operations without filing for bankruptcy protection; and provided further, that Plaintiff’s failure to secure and close such PIPE Financing and make the Settlement Payment within five business days of securing and closing such PIPE Financing, shall void this Agreement in its entirety;1

(e)Contemporaneously with Plaintiff’s payment of the Settlement Payment, Plaintiff shall pay Defendants’ counsel the remaining eighty percent (80%) of Defendants’ Legal Fees; and

(f)Plaintiff shall either withdraw the Reformation Action or file a notice of discontinuance of the Reformation Action, either as applicable, within five business days of making the Settlement Payment.

3.	General Releases

(a)As of the Effective Date, Plaintiff hereby forever releases (i) each of Defendants and (ii) each of their respective past and present parent companies, divisions, subsidiaries, affiliates, joint ventures, predecessors, successors, transferees, assigns, subrogees, insurers, co-insurers, reinsurers, representatives, agents, stockholders or owners of Defendants (collectively, the “Defendant Releasees”), from any and all claims, including, without limitation, defaults, obligations, rights, damages, causes of action, demands, suits, judgments, remedies, setoffs, recoupments, defenses, debts, and liabilities of any kind or nature whatsoever, under any legal theory, including under contract, tort, or otherwise, whether at law, in equity, or otherwise, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, now existing or hereafter arising) (each a “Claim”) that Plaintiff may now have, has ever had or may in the future have, against a Defendant Releasee arising prior to the Effective Date hereof.

(b)As of the Effective Date, each Defendant hereby forever releases (i) Plaintiff and (ii) its past and present parent companies, divisions, affiliates, joint ventures, predecessors, successors, transferees, assigns, subrogees, insurers, co-insurers, reinsurers, representatives, agents, stockholders or owners (collectively, the “Plaintiff Releasees”), from any Claim that any Defendant or any affiliate of any Defendant may now have, has ever had or may in the future have, against a Plaintiff Releasee arising prior to the Effective Date hereof.

(c)Notwithstanding the foregoing, no Party hereby releases claims arising out of, related to or in connection with (i) its rights or obligations under, or actions required by, this Agreement, or (ii) rights under or in connection with the Company’s securities other than the Warrants.

4.	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original and all which together shall constitute a single agreement.

[1]	For the avoidance of doubt, the Settlement Payment shall not be due and payable upon any bridge financings of up to and cumulatively including $5.0 million.

5.	Amendments

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including writing evidenced by facsimile transmission or electronic transmission of a Portable Document Format file) and executed by each of the parties hereto.

6.	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible so that the Transactions are consummated as originally contemplated to the greatest extent possible.

7.	Entire Agreement

This Agreement sets forth the entire understanding and agreement between the parties as to the matters addressed herein and supersedes and replaces any prior understanding, agreement or statement of intent, written or oral.

8.	Binding Nature

The terms and provisions of this Agreement shall be binding in all respects on, and shall inure to the benefit of, the Parties, their successors and assigns.  No other person or entity shall have rights under this Agreement.

9.	Joint Drafting

This Agreement is the product of arm’s length negotiations between the Parties and any rule of construction that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

10.	No Admissions

This Agreement reflects a compromise of disputed claims and shall not be construed as an admission against any Party’s interest and shall not be used as or deemed to be evidence of any liability by any Party in any proceeding before any court, except in a proceeding to enforce the terms of this Agreement.

11.	Governing Law

Except as provided for herein, this Agreement shall be interpreted under and governed by the laws of the State of New York without giving effect to any conflicts of law provisions thereof that would make the law of any other jurisdiction applicable to this Agreement.

IN WITNESS WHEREOF, Plaintiff and the Defendants each caused this instrument to be signed by their duly authorized representatives, as of the date first above written.

DELCATH SYSTEMS, INC.

By:
Name:
Title:

IROQUOIS CAPITAL INVESTMENT GROUP, LLC

By:
Name:
Title:

IROQUOIS MASTER FUND LTD.

By:
Name:
Title:

FIRSTFIRE GLOBAL OPPORTUNITIES FUND LLC

By:
Name:
Title: